SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA ASIA PACIFIC EUROPE	Exhibit 5.2

August 21, 2025
Essential Properties Realty Trust, Inc.
Essential Properties, L.P.
902 Carnegie Center Blvd., Suite 520
Princeton, New Jersey 08540
Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-3, File Nos. 333-280265 and 333-280265-01 (the “Registration Statement”), filed by Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), and Essential Properties, L.P., a Delaware limited partnership and the Company’s principal operating subsidiary (the “Operating Partnership”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Operating Partnership is issuing $400,000,000 aggregate principal amount of the Operating Partnership’s 5.400% Senior Notes due 2035 (the “Notes”). The Notes are being issued under an Indenture dated as of June 28, 2021 (the “Base Indenture”), as amended and supplemented by a Second Supplemental Indenture dated as of August 21, 2025 (the “Supplemental Indenture;” the Base Indenture, as amended and supplemented by the Second Supplemental Indenture, is hereinafter called the “Indenture”), each between the Operating Partnership, the Company, as guarantor, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”). The obligations of the Operating Partnership under the Notes will be fully and unconditionally guaranteed by the Company (the “Guarantee”, and together with the Notes, the “Securities”). The Securities are to be sold pursuant to an underwriting agreement dated August 18, 2025 (the “Underwriting Agreement”) among the Operating Partnership, the Company and the Underwriters named therein.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have examined the Registration Statement, the Indenture, the Underwriting Agreement, the Securities in global form and the resolutions adopted by the board of directors of the Company (the “Board”), by the pricing committee of the Board established by the Board and by the Company as the sole member of the sole general partner of the Operating Partnership relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Securities. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the

Essential Properties Realty Trust, Inc.
Essential Properties, L.P.
August 21, 2025

authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company and the Operating Partnership.
Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.    The Notes, when duly executed by the Operating Partnership and authenticated and delivered by the Trustee pursuant to the provisions of the Underwriting Agreement and the Indenture against payment of the requisite consideration therefor, will constitute valid and binding obligations of the Operating Partnership.
2.    Assuming the Indenture has been duly authorized, executed and delivered by the Company in accordance with applicable law, the Guarantee, when the Notes have been duly executed by the Operating Partnership and duly authenticated by the Trustee as provided in the Indenture and delivered against payment of the requisite consideration therefor as provided in the Underwriting Agreement, will constitute a valid and binding obligation of the Company.
Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.
This opinion letter is limited to the Delaware Revised Uniform Limited Partnership Act and the laws of the State of New York (excluding the securities laws, the blue sky laws, the real estate syndication laws or the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York). Various issues pertaining to Maryland law are addressed in the opinion of Venable LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Essential Properties Realty Trust, Inc.
Essential Properties, L.P.
August 21, 2025

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated August 21, 2025 and the incorporation by reference of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP